EXHIBIT 99.1

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Southern Financial Bancorp, Inc.

37 E. Main Street

Warrenton, VA 20186

SOUTHERN FINANCIAL BANCORP REPORTS RECORD NET INCOME OF $2.7 MILLION FOR FIRST QUARTER 2003, AND EXCEEDS $1 BILLION IN TOTAL ASSETS

Summary:

•	Record net income totals $2.7 million for 1st Q 2003, an increase of 21.5% over 1st Q 2002.
•	Total assets exceed $1 billion.
•	New Charlottesville branch opened February 10, 2003; 27 total branches.

	GAAP Earnings			Pro Forma Earnings
				(Earnings excluding gains (losses) on investment securities and other assets)
	1Q03	1Q02	change	1Q03	1Q02	change
Net Income (in thousands)	$2,707	$2,228	21.5%	$3,305	$2,492	32.6%
Diluted EPS (in dollars)	$.48	$.43	11.6%	$.58	$.49	18.4%

For Immediate Release

Thursday, April 24, 2003

Contact: Patricia A. Ferrick, Senior VP and CFO

Southern Financial Bancorp. Inc. NASDAQ Symbol “SFFB”

Website: www.southernfinancialbank.com

Phone (540) 349-3900 Fax (540) 349-3904

Warrenton, VA – The Board of Directors of Southern Financial Bancorp, Inc. (NASDAQ: SFFB) reported net income of $2.7 million ($.48 diluted earnings per share) for the quarter ended March 31, 2003, an increase in net income of 21.5% over the $2.2 million ($.43 diluted earnings per share) earned for the quarter ended March 31, 2002. Earnings per share for the prior year has been restated to reflect the first quarter 2003 stock dividend. The increase in net income for the quarter ended March 31, 2003 compared with the prior year first quarter was primarily due to increased net interest income and an increased margin. Fee income also increased while the provision for loan losses decreased. Net income was negatively impacted by an increase in net losses on investment securities and other assets, included in other income, and increased operating expenses.

Pro forma net income (which excludes net gains and losses on investment securities and other assets) for the quarters ended March 31, 2003 and 2002 was $3.3 million ($.58 diluted earnings

EXHIBIT 99.1

per share) and $2.5 million ($.49 diluted earnings per share), respectively, an increase of 32.6%. Pro forma net income excluded net losses on investment securities totaling $897 thousand compared with $385 thousand during the respective quarters as well as gains on other assets totaling $36 thousand during the first quarter of 2003. Pro Forma diluted earnings per share improved during the respective quarters, despite increased shares outstanding from the third quarter 2002 Metro-County Bank merger.

Georgia S. Derrico, Chairman and CEO, stated, “We are proud to report another quarter of record earnings. In addition, we have reached another milestone, reporting total assets in excess of $1 billion accomplished through the continuing growth of earning assets. In addition, we opened a new branch in Charlottesville this quarter to better serve our customers and enhance our presence in the Charlottesville area.”

Net interest income for the quarter was $9.4 million, an increase of 15.7% over the same quarter in the prior year. The increase in net interest income was primarily due to growth in earning assets resulting from loan originations, loans acquired through the Metro County Bank merger, and purchases of investment securities. Average earning assets increased 14.4% to $865 million for the quarter ended March 31, 2003 compared with the same quarter in 2002. The net interest margin was 4.35% and 4.30% for the same respective quarters. The higher level of loans outstanding relative to investment securities combined with the declining cost of funds contributed to the improved margin during the first quarter of 2003 compared with the first quarter of 2002. In addition, the margin also improved from 4.12% during the fourth quarter of 2002 to the 4.35% for the first quarter of 2003, due to a further decline in the cost of funds, despite a slight reduction in average earning assets during the two respective quarters.

Credit quality for the first quarter of 2003 remained sound. For the quarters ended March 31, 2003 and 2002, annualized net charge-offs were .42% and 1.22% of average loans, respectively, and .65% for the quarter ended December 31, 2002. The ratios of allowance for loan losses to loans receivable outstanding at March 31, 2003 and 2002 were 1.70% and 1.68%, respectively, compared with 1.70% as of December 31, 2002. At both March 31, 2003 and 2002, the ratio of nonperforming assets to total assets was .24% compared with .15% at December 31, 2002.

Total other income increased to $904 thousand from $894 thousand for the quarters ended March 31, 2003 and 2002, respectively. During the first quarters of 2003 and 2002, Southern Financial recognized net securities losses totaling $897 thousand and $385 thousand, respectively. Securities losses for the quarter were comprised of net securities gains on sales totaling $863 thousand offset by $1.8 million of write-downs of residential interest-only strips included in our investment securities portfolio. The additional write-downs resulted from accelerated prepayments of the underlying residential mortgage loans which further lowered the value of the interest-only securities. The remaining balance of the residential interest only securities totaled $468 thousand at March 31, 2003. Excluding the impact of net gains and losses on investment securities and other assets, non-interest income increased by 38.0% for the quarters ended March 31, 2003 and 2002, respectively. Areas of increase included account maintenance and electronic banking fees, other loan fees, fees generated from commercial service products including lockbox fees, the increase in the cash surrender value of bank owned life insurance and gains on sale of loans.

Total non-interest expenses for the quarter were $5.2 million, an increase of 22.1% when compared to the first quarter of 2002. This increase was largely due to approximately $700

EXHIBIT 99.1

thousand of operating expenses associated with Metro-County Bank. Excluding the operating expenses associated with Metro-County, non-interest expenses increased 8.6%. Employee compensation and benefits, which represents 55% of total expenses, increased 22.2%, of which 12.1% resulted from the Metro-County merger, with the remaining increase due to merit increases and other new hires to support the expanding customer base. Including the Metro-County related expenses, the efficiency ratio remained strong at 45.80% for the first quarter of 2003 compared with 44.6% and 45.7% for the quarters ended March 31, 2002 and December 31, 2002. The efficiency ratio has remained below 50% since the first quarter of 2002.

Total assets increased to $1.0 billion at March 31, 2003, from $970.2 million at December 31, 2002, an increase of 5.9%. During the first quarter of 2003 loans closed totaled $75.9 million compared with $57.4 million during the first quarter of 2002. Total loans receivable increased 47.9% compared from March 31, 2002 to March 31, 2003, in part as a result of the $71 million in loans acquired through the Metro-County acquisition. Loan growth, excluding the Metro-County acquisition, increased 31.02% from March 31, 2002. For the quarter, investment securities increased to $245.3 million, or 20.5% including $78.5 million of securities purchased and classified as held to maturity. Deposits and borrowings combined with proceeds from investment security repayments and sales funded the loan growth.

Additionally, Southern Financial recently announced the issuance of $10 million in trust preferred securities as part of a pooled transaction which closed April 10, 2003. Ms. Derrico stated, “We are pleased to have this additional capital at a cost which we consider to be extremely favorable compared to the cost of issuing new common stock. This new capital will enable us to continue our planned growth.”

Southern Financial will host a conference call for investors tomorrow, April 25, 2003, at 10:00 a.m. EDT to discuss the Company’s financial results. To participate in the conference call, dial 800-218-4007 approximately five minutes before the scheduled start time. You will be asked to identify yourself to the operator and reference the Southern Financial conference call.

Southern Financial Bancorp, Inc. is the holding company of Southern Financial Bank, a bank operating 27 full service branches including 26 locations in Virginia and one in the District of Columbia.

This press release may contain statements that certain results are expected or anticipated to occur or otherwise state the company’s predictions for the future, are forward-looking statements. These particular forward-looking statements and all other statements that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. Such factors include but are not limited to: general economic conditions in the company’s markets; major slowdowns in the commercial lending markets that impact credit quality; the impact of competitive products and pricing; significant fluctuations in interest rates that could reduce net interest margin; difficulties or delays in the development, production, and marketing of new products; a reduction in fee revenue from existing products and services due to the economy and/or competition; and the amount and rate of growth of the company’s general and administrative expenses. Consequently, these cautionary statements qualify all forward-looking statements made herein and cautionary language in the company’s most recent form 10-K report and other documents filed with the Securities and Exchange Commission.

EXHIBIT 99.1

Southern Financial Bancorp, Inc.

37 East Main Street

Warrenton, Virginia 20186

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2003	December 31, 2002
Assets
Cash and overnight deposits	$75,305,003	$93,398,058
Investment securities-available for sale	166,796,018	203,562,648
Investment securities-held to maturity	78,526,035	—
Loans receivable, net	625,921,362	594,323,270
Loans held for sale	6,587,828	513,784
Bank premises & equipment, net	8,949,487	8,264,400
Cash surrender value of life insurance	22,619,133	22,287,418
Intangible assets	14,406,990	14,557,779
Other assets	28,145,972	33,319,634

Total assets	$1,027,257,828	$970,226,991

Liabilities
Deposits	791,372,851	776,082,670
Borrowings from Federal Home Loan Bank	99,941,584	65,000,000
Securities sold under agreements to repurchase	26,450,208	18,455,614
Company-obligated mandatorily redeemable
securities of subsidiary holding solely parent debendutures	13,000,000	13,000,000
Other liabilities	13,789,284	16,385,601

Total liabilities	944,553,927	888,923,885
Stockholders' equity	82,703,901	81,303,106

Total liabilities and stockholders' equity	$1,027,257,828	$970,226,991

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	For the Quarters Ended March 31,
	2003	2002
Interest income	$12,932,847	$12,820,242
Interest expense	3,530,479	4,690,662

Net interest income	9,402,368	8,129,580
Provision for loan losses	1,215,000	1,500,000

Net interest income after provision for loan losses	8,187,368	6,629,580

Account maintenance and electronic banking fees	776,932	643,781
Commercial service fees	169,547	116,689
Other loan fees	131,768	94,619
System maintenance and license fees	53,916	74,313
Income from bank owned life insurance	331,715	247,931
Gain on sale of loans	298,662	99,247
Loss on investment securities, net	(896,542)	(385,474)
Other income	37,919	2,499

Non interest income	903,917	893,605

Employee compensation and benefits	2,873,585	2,351,932
Premises, equipment and data processing	1,483,723	1,221,021
Other expenses	836,611	681,022

Non interest expense	5,193,919	4,253,975

Net income before taxes	3,897,366	3,269,210
Provision for income taxes	1,190,700	1,041,192

Net income	$2,706,666	$2,228,018

EXHIBIT 99.1

Southern Financial Bancorp, Inc.

FINANCIAL HIGHLIGHTS

	Quarters Ended
	March 31,		December 31,
(dollars in thousands, except per share data)	2003	2002	2002
Income Statement Data:
Interest income	$12,933	$12,820	$13,376
Interest expense	3,531	4,691	4,162
Net interest income	9,402	8,129	9,214
Provision for loan losses	1,215	1,500	1,040
Net interest income after provision for loan losses	8,187	6,629	8,174
Other income	904	894	664
Other expense	5,194	4,254	5,176
Income before income taxes	3,897	3,268	3,661
Income taxes	1,190	1,041	1,160
Net income	2,707	2,227	2,501

Reconciliation to Pro forma Net Income (excluding gains (losses) on investment securities and other assets)
Income before taxes	3,897	3,268	3,661
Losses on securities	(897)	(385)	(1,198)
Gains on other assets	36	—	—
Pro forma income before income taxes	4,758	3,654	4,859
Pro forma income taxes	1,452	1,164	1,539
Pro forma net income	3,306	2,491	3,320

Per Share Data:

Reconciliation to Pro forma Earnings Per Share (excluding
(gains (losses) on investment securities and other assets)
Earnings per basic share	$0.50	$0.45	$0.46
Gains (losses) on securities and other assets	0.11	0.06	0.16
Pro forma earnings per basic share	$0.61	$0.51	$0.62

Earnings per diluted share	$0.48	$0.43	$0.44
Gains (losses) on securities and other assets	0.10	0.05	0.15
Pro forma earnings per diluted share	$0.58	$0.48	$0.59

Book value per share	$15.12	$13.17	$14.94
Tangible book value per share	$12.48	$12.57	$12.27
Weighted average shares outstanding:
Basic	5,424,692	4,927,283	5,396,334
Diluted	5,697,478	5,135,726	5,652,220
Shares outstanding at end of period	5,471,169	4,927,283	5,441,180

Selected Performance Ratios and Other Data:
Return on Average Assets	1.15%	1.11%	1.04%
Return on Average Equity	13.25%	13.65%	12.42%
Selected perfomance ratios (excluding gains (losses) on investment securities and other assets)
Return on Average Assets	1.41%	1.24%	1.37%
Return on Average Equity	16.18%	15.27%	16.49%
Yield on Earning Assets	5.98%	6.78%	5.98%
Cost of Funds	1.87%	2.83%	2.11%
Cost of Funds including non-interest bearing deposits	1.69%	2.57%	1.90%
Net Interest Margin	4.35%	4.30%	4.12%
Efficiency Ratio (1)	45.80%	44.61%	45.68%
Stockholders' equity to total assets	8.05%	8.19%	8.38%
Stockholders' equity to total tangible assets	6.74%	7.85%	6.98%
Intangible assets	14,407	2,952	14,558
Amortization of intangibles	80	57	117
Accumulated other comprehensive (loss) income	(948)	519	82

EXHIBIT 99.1

Southern Financial Bancorp, Inc.

FINANCIAL HIGHLIGHTS

	Quarters Ended
	March 31,		December 31,
(dollars in thousands, except per share data)	2003	2002	2002
Period-end Balance Sheet Data:
Total assets	$1,027,258	$791,792	$970,227
Total loans receivable, net of deferred fees	643,330	450,494	605,094
Allowance for loan losses	10,820	7,562	10,257
Total investment securities and overnight deposits	293,056	269,367	203,563
Total deposits	791,373	634,934	776,083
Other borrowings	126,392	61,000	83,456
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts	13,000	13,000	13,000
Total Liabilities	944,554	726,910	888,924
Total Stockholders' Equity	82,704	64,882	81,303
Total Capital (2)	95,704	77,882	94,303

Selected Average Balances:
Total loans receivable, net of deferred fees	$623,878	$421,969	$641,352
Total investment securities	224,630	326,669	232,835
Overnight deposits	16,864	7,992	20,161
Earning assets	865,372	756,630	894,348
Total assets	937,584	804,738	966,218
Interest bearing deposits	633,011	557,770	684,964
Other debt (2)	121,792	105,860	105,838
Total interest-bearing liabilities	754,803	663,630	790,802
Non-interest bearing deposits	83,102	66,012	86,953
Total deposits	716,113	623,782	771,917
Stockholders' equity	81,719	65,246	80,549

Allowance for loan losses:
Balance-beginning of period	10,257	7,354	10,264
Provision for loan losses	1,215	1,500	1,040
Net charge-offs	(652)	(1,292)	(1,047)

Balance-end of period	10,820	7,562	10,257

Asset Quality
Nonaccrual Loans (3)	$2,512	$1,877	1,449
Other Real Estate Owned	—	—	—
Total Nonperforming Assets	2,512	1,877	1,449
Provision for Loan Losses to net charge-offs	186%	116%	99%
Net Charge-offs to Average Loans (annualized)	0.42%	1.22%	0.65%
Nonperforming Assets to Total Assets	0.24%	0.24%	0.15%
Allowance for Loan Losses to Nonperforming Assets	430.73%	402.88%	707.87%
Allowance for Loan Losses to Total Loans	1.70%	1.68%	1.70%

(1)	Calculated by dividing total other expense, net of goodwill and intangibles, by net interest income plus total other income, excluding securities gains and losses and non-recurring items.

(2)	Includes company obligated mandatorily redeemable preferred securities of subsidiary trusts.

(3)	Excludes SBA guaranteed portion of nonaccrual loans totaling $1.5 million, $724 thousand, and $832 thousand at March 31, 2003 and 2002, and December 31, 2002, respectively. Including the SBA guaranteed portion, nonaccrual loans totaled $4.0 million and $2.6 million and $2.3 million, respectively.